BGSF, Inc. Announces Management Change as Part of Transition Plan
Mr. John Barnett to be Appointed as the Company’s Chief Financial Officer

PLANO, Texas – (March 6, 2023) – BGSF, Inc. (NYSE: BGSF), a leading national provider of workforce solutions, today announced that its Board of Directors has declared a quarterly cash dividend of $0.15 per share of common stock.

of consulting, managed services and workforce solutions, today announces their leadership succession plan with the appointment of Mr. John Barnett as the Company’s Chief Financial Officer, effective March 20, 2023. Mr. Barnett succeeds Mr. Dan Hollenbach, who served as the Company’s Chief Financial Officer since August 2015. Mr. Hollenbach will be closely involved in the Q1 2023 reporting process and will then act as a senior advisor with BGSF through April 30, 2024, to ensure a smooth handover and transition of responsibilities.

Beth Garvey, Chair, President and Chief Executive Officer said, “We are thrilled to welcome John to the Company as BGSF’s next CFO. He brings expertise in finance, investor relations, and a seasoned background in strategic leadership roles for both public and private companies. John is an excellent choice and fit for our collaborative culture and has a proven track record of building performance-based teams and driving successful results.”

“I also want to thank Dan for his tremendous contributions to the organization over his time at BGSF. He has been instrumental in successfully driving our IT roadmap implementation, providing leadership as we navigated a global pandemic, communicating with our stakeholders, and leading countless other initiatives that advanced BGSF to the vibrant organization that we are today. I am grateful to Dan for his time at the Company,” concluded Garvey.

“It’s been an extraordinary privilege to be a part of BGSF’s growth story and member of this team,” said Hollenbach. “I made a commitment to myself, and my family, to retire on this timeline and will continue to work diligently with John and the team to ensure a smooth transition.”

“I am honored to take on this role and serve as the next CFO for BGSF.” said Barnett. “Dan has built an exceptional team, and I look forward to working with the many talented individuals across finance & accounting, as well as the entire team at BGSF. We have an exciting road ahead as we continue to drive the future in consulting, workforce solutions, and managed services at BGSF by delivering value for all stakeholders – including our team members, client partners, and shareholders.”

Mr. Barnett, who has 25 years of experience in finance, strategy, M&A, accounting, and FP&A, will serve as a member of the executive leadership team as the Company’s Chief Financial Officer. Prior to BGSF, Mr. Barnett served as Chief Financial Officer of Protective Insurance (NASDAQ: PTVC) and First Acceptance (NYSE: FAC). He also served in senior leadership roles for Broadcast Music, Inc. and Anheuser-Busch. Barnett earned a Bachelor of Science degree from the U.S. Military Academy at West Point, a Master of Science in Engineering Management from Missouri University of Science and Technology, and an MBA from the University of Illinois Urbana-Champaign. Early in his career, Barnett served in the U.S. Army advancing to the rank of captain.

About BGSF
BGSF provides consulting, managed services and workforce solutions to a variety of industries through its various divisions in IT, Cyber, Finance & Accounting, and Real Estate (apartment communities and commercial buildings). BGSF has integrated several regional and national brands achieving scalable growth. The Company was ranked by Staffing Industry Analysts as the 94th largest U.S. staffing company and the 49th largest IT staffing firm in 2022. The Company’s disciplined acquisition philosophy, which builds value through both financial growth and the retention of unique and dedicated talent within BGSF’s family of companies, has resulted in a seasoned management team with strong tenure and the ability to offer exceptional service to our field talent and client partners while building value for investors. For more information on the Company and its services, please visit its website at www.bgsf.com.

Forward-Looking Statements
The forward-looking statements in this press release are made under the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements may include, but are not limited to, statements regarding our future financial performance and the expectations and objectives of our board or management. The Company’s actual results could differ materially from those indicated by the forward-looking statements because of various risks and uncertainties, including those listed in Item 1A of the Company’s Annual Report on Form 10-K and in the Company’s other filings and reports with the Securities and Exchange Commission. All of the risks and uncertainties are beyond the ability of the Company to control, and in many cases, the Company cannot predict the risks and uncertainties that could cause its actual results to differ materially from those indicated by the forward-looking statements. When used in this press release, the words "allows," “believes,” “plans,” “expects,” “estimates,” “should,” “would,” “may,” “might,” “forward,” “will,” “intends,” “continue,” “outlook,” “temporarily,” “progressing,” "prospects," and “anticipates” and similar expressions as they relate to the Company or its management are intended to identify forward-looking statements. Except as required by law, the Company is not obligated to publicly release any revisions to these forward-looking statements to reflect the events or circumstances after the date of this press release or to reflect the occurrence of unanticipated events.

CONTACT:
Steven Hooser or Sandy Martin
Three Part Advisors
ir@bgsf.com 214.872.2710 or 214.616.2207

Source: BGSF, Inc.